Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS RECORD FIRST QUARTER 2015

FINANCIAL RESULTS

Company posts 36th consecutive quarter of improved earnings

ATLANTA, GEORGIA, April 29, 2015: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported unaudited financial results for its first quarter ended March 31, 2015.

The Company recorded first quarter revenues of $330.9 million, an increase of 5.6% over the prior year’s first quarter of $313.4 million. Net income increased 17.5% to $30.3 million or $0.14 per diluted share for the first quarter ended March 31, 2015 compared to $25.8 million or $0.12 per diluted share for the same period in 2014.

On January 27, 2015, Rollins increased its regular quarterly cash dividend to shareholders 14.3% to $0.08 per share. Additionally, in the first quarter of 2015, the Company announced it purchased 19,137 shares of the Company’s stock under its share repurchase program. In total, 5.9 million additional shares may be purchased under previously approved programs by the Board of Directors.

Commenting on the Company's results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are extremely pleased to have reported another quarter of improved revenue and profit, with all lines of our business contributing to our growth. The conversion of revenue growth to net income increase was outstanding. We are highly focused on executing our strategic business objectives. Our team is committed to taking our Company to the next level as it relates to customer growth, employee development and retention as well as shareholder value. We are off to an exciting start and the New Year presents us with many opportunities to advance these objectives.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s opportunities to advance the objectives of executing our strategic business objectives, customer growth, employee development and retention as well as shareholder value. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)

At March 31, (unaudited)	2015	2014
ASSETS
Cash and cash equivalents	$93,389	$83,129
Trade accounts receivables, net	76,523	75,307
Financed receivables, net	11,964	11,230
Materials and supplies	13,766	12,688
Deferred income taxes, net	40,749	39,563
Other current assets	18,840	19,087
Total Current Assets	255,231	241,004
Equipment and property, net	105,448	92,026
Goodwill	269,375	235,257
Customer contracts and other intangible assets, net	136,635	157,014
Deferred income taxes, net	8,912	4,750
Financed receivables, long-term, net	11,650	11,246
Prepaid pension	—	10,253
Other assets	14,011	14,111
Total Assets	$801,262	$765,661

LIABILITIES
Accounts payable	$21,426	$26,581
Accrued insurance, current	24,888	26,654
Accrued compensation and related liabilities	60,217	56,544
Unearned revenue	100,104	98,461
Other current liabilities	37,822	42,262
Total Current Liabilities	244,457	250,502
Accrued insurance, less current portion	31,231	28,625
Accrued pension	26,051	458
Long-term accrued liabilities	32,543	36,310
Total Liabilities	334,282	315,895

STOCKHOLDERS’ EQUITY
Common stock	218,641	219,035
Retained earnings and other equity	248,339	230,731
Total stockholders’ equity	466,980	449,766
Total Liabilities and Stockholders’ Equity	$801,262	$765,661

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	First Quarter Ended
	March 31,
	2015	2014
REVENUES
Customer services	$330,909	$313,388
COSTS AND EXPENSES
Cost of services provided	168,043	161,308
Depreciation and amortization	10,781	10,214
Sales, general and administrative	105,575	100,832
Gain on sale of assets, net	(55)	(248)
Interest income, net	(47)	(76)
	284,297	272,030
INCOME BEFORE INCOME TAXES	46,612	41,358
PROVISION FOR INCOME TAXES	16,331	15,592
NET INCOME	$30,281	$25,766

NET INCOME PER SHARE - BASIC	$0.14	$0.12
NET INCOME PER SHARE - DILUTED	0.14	0.12

Weighted average shares outstanding - basic and diluted	218,541	218,986

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter 2015 results on:

Wednesday, April 29, 2015 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-556-4997 domestic;

719-325-2329 international
at least 5 minutes before start time.

REPLAY: available through May 6, 2015

Please dial 888-203-1112/719-457-0820, Passcode: 6386676

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com